Exhibit 99.2
Qumu Corporation
First Quarter 2018
Earnings Conference Call
May 2, 2018

Operator
[Introduction]

Dave Ristow
Good morning and thank you for joining our first quarter 2018 earnings conference call.
Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K.
Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.
Now, I’ll turn the call over to Vern.

Vern Hanzlik
Thank you, Dave, and welcome everyone.
In Q1 we began to see strong momentum toward our goals. This included a surge in customer opportunities and new strategic partnerships around the globe. And, we received and continue to receive accolades from both the media and industry analysts.
This new momentum is not yet reflected in our numbers, and with this in mind:

•	First quarter revenue was $4.8 million, compared to $6.7 million in the first quarter 2017.

•	First quarter adjusted EBITDA was negative $2.9 million, compared to negative $1.9 million in the first quarter 2017.
Please note that since bringing our first quarter to a close, Qumu has secured a $2.2 million total booking with a major healthcare provider in the United States.
With that said, I’d like to highlight some of the other exciting things currently underway at Qumu.
Last quarter, I outlined changes in executive leadership, and the plan our team developed to direct efforts going forward. With this new leadership in place and a focused plan, there’s a new energy and excitement at Qumu which is drawing interest from both customers and industry influencers. Our plan is working. Today, I’d like to report on our progress in each of the four strategic pillars of our plan.
The First Pillar is Sales Execution & New Customer Growth.
Our key objectives within this first pillar are to increase the sales opportunities in our pipeline, and of course to drive more of those opportunities to a final sale. In fact, the new healthcare customer that I just mentioned is a great example of the entire team working together with tenacity and efficiency, from the Qumu marketing-generated lead to our sales team closing this large, complex deal within the quarter.
Under the leadership of our VP of Marketing Eric Rudolf, who joined us in May of last year, we have significantly increased both the quality and quantity of our inbound sales leads. The focus of his team for the first 10 months has been on lead generation, media relations, digital marketing and analyst relations, and these efforts are already producing impressive results.

◦	Our volume of inbound opportunities has increased significantly, and our pre-sales pipeline has never been stronger.

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In addition, our media and analyst relations efforts have resulted in Qumu receiving a number of industry honors and awards, the most significant being “The 2018 Competitive Strategy, Innovation and Leadership Award” from Frost & Sullivan, one of the leading analyst firms covering the Global Enterprise Video Platform space.

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Over the last ten months Qumu has also received awards, honors and industry feature articles related to Unified Communications, Collaboration Technology, Online Video, and Bring Your Own Device technology.

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And just recently, we launched a new live webcast series called Video Visionaries with a fantastic lineup of educational and thought-leading webcasts that will give our customers and prospects an opportunity to learn and get to know Qumu’s experts better.

Our new EVP of Worldwide Sales and Business Development, Chance Mason and his team are aggressively advancing our direct sales and channel operations and processes while expanding our ecosystem of reseller partners. In the first quarter we added five new customers, one of which was for a unique hybrid solution with flexible enterprise deployment capabilities.
In regards to direct sales, I mentioned our growing pipeline. These opportunities are converting to sales, and the pipeline additions represent a mix of deployment types, including on-prem, cloud and hybrid.
We are also doing more with our existing partners, such as AT&T, British Telecom, V-Cube, Pexip and Pinnaca, who are making deeper commitments and working directly with us on lead generation.
I want to take a minute to highlight one particular partner this month – our Japanese partner V-Cube – who represents a perfect fit for our channel strategy, which is to focus on partners who provide the dual advantage of geographic reach, plus vertical market opportunities.

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First, they provide distribution and delivery across Japan. V-Cube has become an expert in selling Qumu solutions into video-centric, unified communications opportunities within their base of large enterprise customers. We’ve been working with V-Cube for about 18 months and they already represent 13 percent of our base.

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Second, through their subsidiary iStudy, Qumu gains deeper access into the corporate education vertical market. During the first quarter of 2018, iStudy integrated their Learning Management System product with the Qumu platform, and launched their new iStudy LMS and iStudy Video products, which will be powered by Qumu Cloud as a content delivery and management engine. As a direct result of this launch, we expect to see continued revenue increases from our Japanese V-Cube/iStudy partnership.

Given the success we’ve had with this model, we are aggressively growing our channel and expanding Qumu’s reach into new regions and vertical markets with the addition of several new partners.

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Just this week, we announced a new strategic partnership with Compodium, a Leading unified communications provider headquartered in Stockholm, with a strong vertical specialty in eHealth and virtual healthcare. Compodium dramatically expands distribution for Qumu’s enterprise video platform in EMEA, particularly in the Nordic, Benelux, DACH, UK, Middle East and Africa regions. We hope to be signing our first joint customer deal with Compodium soon.

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I also want to highlight our partnership with ConvergeOne. ConvergeOne is a leading IT services provider of collaboration and other technology solutions for more than 7,200 large and medium enterprises. They’re a great fit for Qumu because of their customer relationships as a trusted provider of complex solutions deploying on-premise, hybrid, and cloud delivery models across a full spectrum of industries.

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We also added Chenega, a key Federal Government reseller with numerous active opportunities underway with various agencies within the US Government. Chenega is an 8a Stars partner employing more than 5,000 people and operating in 61 locations across 23 states in the Continental United States, as well as Afghanistan and Korea. The Federal Government represents a great market opportunity for Qumu. Chenega gives us a trusted and proven point of access, and they are committing to an annual sales target.

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And, finally, AVI-SPL, an integrator of audio-visual and collaboration solutions for 85% of the Fortune 100, integrated its VideoLink ReadyCam product with Qumu’s Qx platform. ReadyCam is a TV-quality video studio designed for the C-Suite. The ReadyCam video studio simplifies video production for internal communications or for broadcast to media outlets during live TV network appearances.
The Second Pillar in our 2018 Strategy is Customer Success and Retention
Keeping our existing customers happy and loyal is not only a top priority, it is a competitive advantage for Qumu. Our renewal rates remain high at 85% and we continue to see expansion out of our base, including significant potential revenue from an existing healthcare customer this year. Customers choose to stay with Qumu because we understand the complexity of the Enterprise. And our full stack platform addresses their ongoing need for on-prem security and delivery, plus the option to add cloud or hybrid deployment as needed.
But the numbers that really influence prospective customers are our consistently high-ranking reviews on Gartner Group’s Peer Insights website. These rankings and detailed comments – independently verified by Gartner – are from real customers sharing their experience with Qumu’s outstanding customer support and product quality.
One of the most powerful ways in which we engage with customers – and also connect them with each other – is through our annual Customer Summits held in New York and London. These are being held on May 15th in New York and on June 7th in London. Beyond these events, our new dedicated account managers are personally meeting with each of our top 50 customers during the first half of 2018.
The Third Pillar in our 2018 Strategy is Market-Focused Product Innovation
As most of you know, we launched our Qumu Qx enterprise video platform last year. We now have the most extensible and scalable solution in the industry. The X in Qx stands for the convergence of key elements of a truly enterprise-grade video platform that no other competitor provides.

◦	It is the only solution that works inside or outside the firewall and as a hybrid

◦	Plus, our open, partner-friendly platform provides a single software solution for end-to-end capture, delivery and management of video.
During the quarter, we made numerous product improvements as we continually advance our lead on enterprise-grade security, performance and user experience.  The open, services-based architecture of our Qx platform makes it highly extensible and, therefore, it’s easier for Qumu and for our partners to build product extensions and integrations. Plus, our platform is GDPR-ready for our growing customer base in EMEA.
For example, in Q1, we added support for WebRTC and IPTV plus Advanced Analytics. These major enhancements to the Qx platform significantly extend our competitive differentiation as the most comprehensive solution available, and create new opportunities for upselling to existing customers. Let me expand on these a bit:

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WebRTC, which stands for web-based real time communications, is a relatively new open standard, developed by Google. It has gained tremendous momentum, because it provides a replacement for Flash for browser-to-browser or application to applications live communication over the web, and doesn’t require a plug-in.

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Qumu Advanced Analytics provides IT and business leaders with actionable insights at both the network and the user level. This is really important because it gives IT and communications teams the full picture of the end-to-end video experience from anywhere in the world and on whatever device they choose to analyze it on.

We are uniquely qualified to bring it all together via one, seamless, full-stack enterprise video platform – Qx. And we’re doing it every day.
The Fourth Pillar is Strengthening Our Financials

◦	We are shoring up our balance sheet while investing in our future

◦	Our ongoing expense management is on plan

◦	Compensation has been aligned with Adjusted EBITDA performance

◦	And, finally, cash is well-managed.
Now, over to Dave for further financial commentary.

Dave
Thank you, Vern.

I will comment on a few financial highlights.

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During the first quarter, the Company closed a $10.0 million credit agreement with ESW Capital, LLC. After repayment of the outstanding principal, interest, fees and expenses associated with the refinancing, the Company increased net cash by $805,000.

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Cash and cash equivalents totaled $6.6 million as of March 31, 2018, compared to $7.7 million as of December 31, 2017, reflecting the first quarter operating loss offset by cash proceeds from refinanced debt and changes in working capital.

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Total headcount was 106 as of March 31, 2018 compared to 121 as of December 31, 2017 and 145 as of March 31, 2017. Additionally, in the first quarter, the Company took action to reduce annualized non-headcount related costs by approximately $1.5 million.

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BriefCam, Ltd., in which the Company has a $3.1 million investment reported in the Company's consolidated financial statements at cost basis, recently announced 100% revenue growth in 2017, the release of its next generation video content analytics platform and receipt of Security Today's 2018 Platinum Govie Award for video analytics.

Total revenue was $4.8 million for the first quarter compared to $7.2 million last quarter.

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Software license and appliance revenue was $451,000 for the first quarter compared to $2.0 million last quarter. The decrease in software license and appliance revenue was primarily due to seasonality of software license sales in which the fourth quarter is typically the strongest quarter.

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Subscription, maintenance and support revenue for the first quarter 2018 of $4.0 million, compared to $4.8 million for the first quarter 2017, was negatively impacted in the quarter by approximately $184,000 from the adoption of the new revenue recognition standard (ASC Topic 606) as well as the loss of a large customer representing approximately $800,000 in revenue in the first quarter which was previously announced as lost in Q4 2017.

Gross margin was 56.3% for the first quarter compared to 65.7% last quarter.

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Gross margin for the first quarter 2018 of 56.3%, compared to 61.5% for the first quarter 2017, was unfavorably impacted by fixed amortized prepaid royalties for embedded OEM licenses and lower perpetual license revenue in the quarter.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

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We continue to diligently manage our expense structure, significantly improving Operating Expenses. Compared to the corresponding periods last year, total operating expenses decreased 10.4% for the three months ended March 31, 2018. Adjusted EBITDA was $2.9 million [sic] for the three months ended March 31, 2018.

The Company’s financial guidance for the full year 2018 remains unchanged.
Core bookings growth is expected to be 25% in 2018. Revenue  is expected to be approximately $25 million. Adjusted EBITDA loss is expected to be approximately $(3.5) million. The Company expects to achieve positive adjusted EBITDA in the fourth quarter of 2018.
Now back to Vern.

Vern Hanzlik
Thanks Dave.
Qumu’s opportunity is helping customers converge their complex video environments into one intelligent platform.

•	We’re the only solution provider in the industry offering a full-stack set of deployment models

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The enterprise environment is incredibly complex and Qumu has evolved from the most complex place of all – inside the firewall-where we developed our intelligent streaming technology. This is a huge hurdle for pure cloud play vendors, from a technology standpoint and from a sales and support standpoint.

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And with our full stack solution, we can solve the customer’s problem starting with a straight-forward cloud solution and moving inside the firewall or by starting inside the firewall and then moving to a hybrid deployment all with a single platform.

•	We simplify the complexity, making enterprise video easy and seamless for IT and for users.

•	And now we’re capitalizing on that position, focusing on four strategic pillars for 2018
There is a new energy and excitement at Qumu and we’ve made great progress on our plan:

•	Our new, seasoned leadership team is in place and aggressively implementing our plan

•	We have a robust pipeline that is driven out of our strategy

•	Our existing and new strategic partnerships around the globe are generating new opportunities

•	And, our approach is igniting interest and honors from industry influencers
Now let’s open up the call for questions.

Q&A

Vern Hanzlik
Thank you again for joining us today.